EXHIBIT 99

Company Contact: Mary C. Adams, Chief Administrative Officer 310-342-2229 madams@learningtree.com

LEARNING TREE ANNOUNCES THIRD QUARTER RESULTS

LOS ANGELES, CA—August 11, 2004—Learning Tree International, Inc. (NASDAQ NM: LTRE) announced revenues and income for the quarter and nine months ended July 2, 2004. Revenues for the quarter were $39.1 million compared to $39.1 million for the corresponding quarter of the prior year. Loss from operations for the third quarter of fiscal 2004 was $0.2 million, compared to income from operations of $1.1 million for the same quarter of fiscal 2003. Net income for the most recent quarter was $0.1 million compared to $1.0 million for the same quarter last year. Net income per diluted share for the third quarter was $0.00 compared with $0.06 for the same quarter of the prior year.

Revenues for the nine months ended July 2, 2004 decreased by 1% to $114.7 million from $115.9 million for the same period of the prior year. Loss from operations for the nine months ended July 2, 2004 was $1.2 million versus income from operations of $4.1 million for the same period of fiscal 2003. Net income for the first nine months of fiscal 2004 was $0.4 million compared to $3.8 million in the corresponding period of fiscal 2003. Net income per diluted share for the first nine months of fiscal 2004 was $0.02 compared to $0.22 in the corresponding period of fiscal 2003.

“Although we are certainly not satisfied with breakeven net income, we are pleased by the improvements we achieved in our gross margin percentage, and we believe that the adjustments we have made to our sales and marketing expenditures in recent months will improve our profitability in our current fourth quarter,” commented Dr. David C. Collins, Learning Tree’s Chairman and CEO.

“We are indeed proud that Learning Tree International has achieved a significant milestone in completing its 30th year of providing quality educational services to our corporate and government customers around the world,” added Dr. Collins.

Learning Tree International is a leading worldwide provider of vendor-independent education and training to technology professionals and managers in business and government organizations. The Company develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, applied management, project management and key business skills. The Company also tests and certifies technology and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit our Web site at: http://www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree International, Inc. (“Learning Tree”) believes that its assumptions are reasonable; inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in the discussion that follows, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements.

In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Exhibit 99.1, “Risk Factors” to Learning Tree’s Annual Report on Form 10-K (“Exhibit 99.1”). Please read that exhibit carefully. Some of the factors discussed in Exhibit 99.1 that could affect Learning Tree include: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

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LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	(Unaudited)		(Unaudited)
	July 2, 2004	June 30, 2003	July 2, 2004	June 30, 2003
Revenues	$39,139	$39,099	$114,735	$115,920
Cost of revenues	18,518	18,955	55,400	55,295

Gross profit	20,621	20,144	59,335	60,625

Operating expenses:
Course development	2,066	1,856	6,141	6,048
Sales and marketing	12,791	11,543	36,672	32,618
General and administrative	5,921	5,667	17,732	17,894

Total operating expenses	20,778	19,066	60,545	56,560

Income (loss) from operations	(157)	1,078	(1,210)	4,065

Other income (expense)	260	475	1,762	1,788

Income before provision for income taxes	103	1,553	552	5,853
Provision for income taxes	37	551	196	2,078

Net income	$66	$1,002	$356	$3,775

Earnings per common share	$0.00	$0.06	$0.02	$0.22

Earnings per common share assuming dilution	$0.00	$0.06	$0.02	$0.22

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	July 2, 2004	September 30, 2003
	(Unaudited)
Cash and cash equivalents	$81,303	$86,711
Accounts receivable, net	14,113	11,779
Prepaid taxes and other expenses	9,152	10,832

Total current assets	104,568	109,322
Equipment, long-term investments and other	31,978	31,587

Total assets	$136,546	$140,909

Accounts payable and accrued liabilities	$18,196	$19,004
Deferred revenue	47,546	50,082

Total current liabilities	65,742	69,086
Other	2,446	2,843

Total liabilities	68,188	71,929

Stockholders’ equity	68,358	68,980

Total liabilities and stockholders’ equity	$136,546	$140,909

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